CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 256 to the Registration Statement of The Advisors' Inner Circle Fund II (Form N-1A: File No. 033-50718) of our reports dated September 29, 2020, on the financial statements and financial highlights of Champlain Small Company Fund, Champlain Mid Cap Fund, Champlain Emerging Markets Fund and Reaves Utilities and Energy Infrastructure Fund (four of the series constituting The Advisors’ Inner Circle Fund II (the “Funds”)) included in the Funds’ Annual Reports to shareholders for the year ended July 31, 2020.

/s/Ernst & Young LLP

Philadelphia, Pennsylvania

November 25, 2020